Exhibit 10.1

[Form of Award Letter]

«FirstLast»

(address)

Dear «Fname»:

In connection with your service as a member of the Board of Directors of TODCO (the “Company”) for the 2005 calendar year, the Company hereby grants to you effective as of                         , 2005 (the “Grant Date”) a Deferred Stock Unit Award which shall be paid in [             ] Shares of TODCO Common Stock (“Common Stock”) in accordance with the TODCO 2005 Long Term Incentive Plan (the “Plan”). The Deferred Stock Unit Award is fully vested and shall be payable in Common Stock upon the earlier of your death or Disability, five years from the Grant Date, a Change in Control or your separation from service as a member of the Board of Directors of the Company. Please refer to the attached Appendix A, Terms and Conditions of Director Deferred Stock Unit Award, for further details.

Your Deferred Stock Unit Award is subject to the terms and conditions set forth in the enclosed Plan, the Prospectus for the Plan, any additional terms and conditions set forth in the attached Appendix A and any rules and regulations adopted by the Board of Directors in accordance with the terms of the Plan.

This award letter and the attachments contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Congratulations on your award.

Very truly yours,

Jan Rask
Enclosures

Appendix A
To Award Letter
Terms and Conditions of
Director Deferred Stock Unit Award
[Date]

As described in the attached award letter (the “Award Letter”), effective as of the Grant Date TODCO (the “Company”) awards you a Deferred Stock Unit Award under the TODCO 2005 Long Term Incentive Plan which shall be paid in [            ] Shares of TODCO Common Stock (“Common Stock”). This Deferred Stock Unit Award shall be subject to the terms and conditions set forth in the TODCO 2005 Long Term Incentive Plan (the “Plan”), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Board of Directors of the Company (the “Board”), and any additional terms and conditions set forth in this Appendix A, all of which forms a part of the Award Letter. Any terms used and not defined in the Award Letter have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will prevail. In addition, this Deferred Stock Unit Award is deferred compensation under Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) and is intended to comply with Code Section 409A and the guidance and regulations thereunder.

1.	Payment and the Determination of Amount of Shares of Common Stock

(a)	The Deferred Stock Units awarded to you shall be paid to you in Common Stock on the earlier of the date of your separation from service as a member of the Board of Directors of the Company, your death, your Disability, upon a Change in Control or 5 years from the Grant Date (the “Payment Date”). For the purposes of this Award Letter, Disability shall mean the your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last a continuous period of not less than 12 months. For the purposes of the Award Letter, Change in Control shall mean the occurrence of any of the following events within the meaning of Code Section 409A and the regulations, notices and rulings thereunder:

     (i) Change in ownership. A change in ownership occurs if a person, or persons acting as a group, acquires, together with stock held by the person or group, more than 50% of the stock of the Company, measured by the voting power of the Company’s stock or the fair market value of the Company. Incremental increases in ownership by a person or group that already owns 50 percent of the corporation is not a change in ownership.

     (ii) Change in effective control. A change in effective control occurs if a person, or persons acting as a group, acquire 35 percent of the voting stock of the Company over a 12-month period, or a majority of the members of the board of directors of the Company is replaced during a 12-month period by directors not endorsed by the members of the board before the appointment. For these purposes, a change in majority of the directors will occur only if there is no other corporation that is a majority shareholder of the Company. Also, the incremental increases of ownership by a person or persons acting as a group that already owns 35% of the voting stock is not a change in effective control.

     (iii) Change in ownership of a substantial portion of the Company’s assets. A change in control based on the sale of assets occurs if a person, or persons acting as a group, acquires 40 percent or more of the gross total fair market value of the assets of the Company over a 12-month period. The acquisition by or transfer of assets to certain persons or entities that are related to the Company or its shareholders will not qualify as a Change in Control hereunder as provided in Code Section 409A and the guidance and regulations thereunder.

You may also elect to further delay the timing of the payment of the Common Stock awarded to you hereunder on a form approved by the Board and receive the payment on a specified date in a lump sum if the election does not become effective for 12 months after the election is made, the election is made at least 12 months before the first scheduled payment, and to the extent required by Code Section 409A, the election extends the deferral period for a period of at least 5 years but not to exceed 15 years from the date on which the payment otherwise would have been paid (if so elected such date is also referred to herein as the Payment Date). Any such election shall be subject to the terms and conditions as determined by the Board and shall comply with Code Section 409A

(b)	The number of Shares of Common Stock that you shall receive on the Payment Date shall be .

(c)	In accordance with the provisions of the Plan, the Board shall have the exclusive authority to make all determinations hereunder. The Board shall have the authority to make any amendments to this Award Letter to comply with Code Section 409A as it shall determine in its sole discretion without your consent. The Board’s determinations hereunder shall be final, conclusive and binding upon you. You shall not have any right or claim with respect to any Shares other than Shares of Common Stock to which you become entitled on the Payment Date in accordance with this Award Letter.

(d)	You will not be required to pay any purchase price for the Shares of Common Stock when such Shares are issued to you on the Payment Date; however, you will be responsible for taxes as described in Section 5 below.

2.	Vesting

All Deferred Stock Units are fully vested upon the Grant Date.

3.	Restrictions

Until the Payment Date, you do not own any of the Common Stock potentially subject to this Deferred Stock Unit Award and may not attempt to sell, transfer, assign, pledge or encumber in any manner any such Common Stock or the Deferred Stock Units. Your Shares of Common Stock issued to you, if any, will be registered in your name as of the Payment Date. This Deferred Stock Unit Award shall be accounted for by the Company on your behalf on a ledger until the number of Shares of Common Stock payable hereunder is payable and may not be transferred, sold, assigned or pledged in any manner prior to the Payment Date. Promptly after the Payment Date, the Shares of Common Stock payable pursuant to Section 1 will be delivered in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary under the Plan) or, at the Company’s option, a certificate for such Shares will be delivered to you.

4.	Dividends and Voting

After the Payment Date, all dividends (if any) that become payable with respect to your Shares after the Payment Date will be paid directly to you at the same time dividends are paid with respect to all other Common Stock of the Company. Any dividend payments on any amount deferred pursuant to Section 1(a) hereof shall be reinvested in Common Stock and paid on the Payment Date. Also, after the Payment Date, you will have the right to vote your Shares.

5.	Tax Requirements

You will be responsible for all federal, state and local income or other taxes applicable to you in connection with this Deferred Stock Unit Award and any Common Stock issued to you hereunder, and you will report and include any such taxable amount as income for the tax year such amount is includable under applicable laws and regulations.

6.	Restrictions on Resale

Other than the restrictions referenced in paragraph 3, there are no restrictions imposed by the Plan on the resale of Shares of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.

7.	Compliance with Laws

This Award Letter, the Plan and any Shares of Common Stock issued to you hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which Shares of the Company’s common stock are traded.

If you have any questions regarding your Deferred Stock Unit Award or would like to obtain additional information about the Plan or the Board, please contact the Company’s General Counsel. Your Award Letter which includes this Appendix A contains the formal terms and conditions of your Deferred Stock Unit Award and accordingly should be retained in your files for future reference.